Execution Copy

COMMON STOCK PURCHASE AGREEMENT

by and between

KINGSBRIDGE CAPITAL LIMITED

and

DISCOVERY LABORATORIES, INC.

dated as of June 11, 2010

TABLE OF CONTENTS

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This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 11th day of June, 2010, by and between Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands, whose business address is P.O. Box 1075, Elizabeth House, 9 Castle Street, St. Helier, Jersey, Channel Islands (the “Investor”), and Discovery Laboratories, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions and limitations set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $35 million worth of newly-issued shares of Common Stock (as defined below); and

WHEREAS, the offer and sale of the shares of Common Stock hereunder have been registered by the Company pursuant to the Registration Statement (as defined below), which has been declared effective by order of the Commission under the Securities Act; and

WHEREAS, in consideration for the Investor’s execution and delivery of, and its performance of its obligations under, this Agreement, the Company is concurrently issuing to the Investor a Warrant in the form of Exhibit A hereto (the “Warrant”) pursuant to which the Investor may purchase from the Company up to 1,250,000 shares of Common Stock, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Average Volume” means the average trading volume of the thirty (30) Trading Days during the forty (40) Trading Days prior to the issuance of the Draw Down Notice that results from excluding the five (5) Trading Days with the highest trading volume during such period and the five (5) Trading Days with the lowest trading volume during such period; provided, however, that in the event of any Reverse Split that takes effect during any such forty (40) day measuring period for which the Company has elected to make a Draw Down using the “Second Methodology” for determining the “Minimum Obligated Amount,” then the Adjusted Average Volume shall be further adjusted accordingly to reflect such Reverse Split.

“Blackout Amount” shall have the meaning assigned to such term in Section 8.2 hereof.

“Blackout Notice” shall have the meaning assigned to such term in Section 8.2 hereof.

“Blackout Period” shall have the meaning assigned to such term in Section 8.2 hereof

“Blackout Shares” shall have the meaning assigned to such term in Section 8.2 hereof.

“Bylaws” shall have the meaning assigned to such term in Section 4.3 hereof.

“Charter” shall have the meaning assigned to such term in Section 4.3 hereof.

“Closing Date” shall have the meaning assigned to such term in Section 2.2 hereof.

“Closing Price” as of any particular Trading Day, means the closing price per share of the Common Stock as reported by the Principal Market on such day.

“Commission” means the United States Securities and Exchange Commission.

“Commission Documents” shall have the meaning assigned to such term in Section 4.6 hereof.

“Commitment Period” means the period commencing on the Closing Date and expiring on the earliest to occur of (i) the date on which the Investor shall have purchased Shares pursuant to this Agreement representing the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Article VIII hereof, and (iii) the date occurring thirty-six (36) months from the Closing Date.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Condition Satisfaction Date” shall have the meaning assigned to such term in Article VII hereof.

“Cure Period” shall have the meaning specified in Section 3.8.

“Damages” means any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs and reasonable expenses of expert witnesses and investigation).

“Draw Down” shall have the meaning assigned to such term in Section 3.1 hereof.

“Draw Down Amount” means the aggregate dollar amount of a Draw Down, including the Minimum Obligated Amount plus the Supplemental Amount (if any).

“Draw Down Notice” shall have the meaning assigned to such term in Section 3.1 hereof.

“Draw Down Pricing Period” means, with respect to each Draw Down, a period of eight (8) consecutive Trading Days beginning on the first Trading Day specified in a Draw Down Notice.

“DTC” means the Depository Trust Company, or any successor thereto.

“EST” means Eastern Standard Time in the United States.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall have the meaning specified in Section 4.12.

“FINRA” means the United States Financial Industry Regulatory Authority.

“GAAP” shall have the meaning specified in Section 4.6.

“Governmental Licenses” shall have the meaning specified in Section 4.12.

“IDEA” shall have the meaning assigned to such term in Section 4.6.

“Intellectual Property” shall have the meaning specified in Section 4.12.

“Knowledge” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or Deputy General Counsel.

“Make Whole Amount” shall have the meaning specified in Section 3.8.

“Market Capitalization” means, as of any Trading Day, the product of (i) the Closing Price multiplied by (ii) the number of outstanding shares of Common Stock as reported by Bloomberg L.P. using the DES function.

“Material Adverse Effect” means any effect that is not negated, corrected, cured or otherwise remedied within a reasonable period of time on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect; provided, however, that none of the following shall individually constitute a “Material Adverse Effect”:  (i) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets or the biotechnology or pharmaceutical industries; (ii) the effects of conditions or events that are reasonably expected to occur in the Company’s ordinary course of business (such as, by way of example only, failed clinical trials, serious adverse events involving the Company’s product candidates or products, delays in product development or commercial launch, unfavorable regulatory determinations, difficulties in generating product sales or involving collaborators or intellectual property disputes); (iii) any changes or effects resulting from the announcement or consummation of the transactions contemplated by this Agreement, including, without limitation, any changes or effects associated with any particular Draw Down, and (iv) changes in the market price of the Common Stock.

“Maximum Commitment Amount” means the lesser of (i) the number of Shares issued and sold to the Investor hereunder in respect of $35 million in aggregate Draw Down Amounts actually paid or (ii) 31,597,149 shares of Common Stock (representing 19.99% of 158,064,779, the number of shares of Common Stock outstanding as of June 11, 2010 and as adjusted for stock splits, stock combinations, stock dividends and recapitalizations that occur on or after the date of this Agreement) minus the number of Blackout Shares, if any, delivered to the Investor under Section 8.2(b) hereunder; provided, however, that the Maximum Commitment Amount shall not exceed under any circumstances that number of shares of Common Stock that the Company may issue pursuant to this Agreement and the transactions contemplated hereby without (a) breaching the Company's obligations under the rules and regulations of The NASDAQ Capital Market® and the Principal Market (if different) or (b) obtaining stockholder approval under the applicable rules and regulations of the NASDAQ Capital Market and the Principal Market (if different), notwithstanding that such approval may have been obtained.

“Minimum Obligated Amount” means, in respect of a Draw Down, the maximum guaranteed amount of funds that the Company may request that, subject to the conditions, limitations and adjustments set forth herein (including limitations and adjustments based upon the Threshold Price), the Investor will be unconditionally obligated to deliver.  The Minimum Obligated Amount shall be determined, in the Company’s sole discretion, using either of the following methodologies:

(a)           First Methodology:

Using this methodology, the Minimum Obligated Amount will be based solely upon the Threshold Price applicable to the Draw Down Pricing Period, as determined using the following table (which Threshold Price shall be adjusted accordingly in the event of any Reverse Split):

Minimum Obligated Amount Based on First Methodology
Threshold Price Range	Minimum Obligated Amount

Equal to or greater than $6.00	$7,250,000

Equal to or greater than $5.00 but less than $6.00	$6,500,000

Equal to or greater than $4.00 but less than $5.00	$4,250,000

Equal to or greater than $3.00 but less than $4.00	$3,500,000

Equal to or greater than $2.00 but less than $3.00	$2,750,000

Equal to or greater than $1.25 but less than $2.00	$2,000,000

Equal to or greater than $0.75 but less than $1.25	$1,350,000

Equal to or greater than $0.50 but less than $0.75	$1,000,000

Equal to or greater than $0.25 but less than $0.50	$500,000

Equal to or greater than $0.20 but less than $0.25	$350,000

(b)           Second Methodology:

Alternatively, the Minimum Obligated Amount may be determined based upon the following formula:

Minimum Obligated Amount = (8 Trading Days per Draw Down Pricing Period) multiplied by (Adjusted Average Volume) multiplied by (Threshold Price) multiplied by (0.1985).

(c)           In respect of any Draw Down, the Company may request all or any portion of the Minimum Obligated Amount.

(d)           Notwithstanding the foregoing, under no circumstance shall the Minimum Obligated Amount in respect of any Draw Down exceed the lesser of (i) 3.5% of Market Capitalization as of the date upon which the applicable Draw Down Notice is delivered or (ii) $15,000,000.

“New VWAP” shall have the meaning assigned to such term in Section 8.2 hereof.

“Old VWAP” shall have the meaning assigned to such term in Section 8.2 hereof.

“Permitted Transaction” shall have the meaning assigned to such term in Section 6.5 hereof.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Primary Discount Rate” means, for any Trading Day during a Draw Down Pricing Period, (i) 4.375% if the VWAP in respect of such Trading Day is equal to or exceeds $6.00; (ii) 4.750% if the VWAP in respect of such Trading Day is equal to or exceeds $5.00 but is less than $6.00; (iii) 5.250% if the VWAP in respect of such Trading Day is equal to or exceeds $4.00 but is less than $5.00; (iv) 5.750% if the VWAP in respect of such Trading Day is equal to or exceeds $3.00 but is less than $4.00; (v) 6.000% if the VWAP in respect of such Trading Day is equal to or exceeds $2.00 but is less than $3.00; (vi) 7.500% if the VWAP in respect of such Trading Day is equal to or exceeds $1.25 but is less than $2.00; (vii) 8.500% if the VWAP in respect of such Trading Day is equal to or exceeds $0.75 but is less than $1.25; (viii) 9.500% if the VWAP in respect of such Trading Day is equal to or exceeds $0.50 but is less than $0.75; (ix) 15.000% if the VWAP in respect of such Trading Day is equal to or exceeds $0.25 but is less than $0.50 or (x) 17.500% if the VWAP in respect of such Trading Day is equal to or exceeds $0.20 but is less than $0.25.

“Principal Market” means the NYSE Amex, NASDAQ Capital Market, NASDAQ Global Select Market, NASDAQ Global Market or New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 6.6 hereof.

“Prospectus” as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act, including the documents incorporated by reference therein.

“Purchase Price” means the per share price at which Shares will be issued and sold hereunder for any given Trading Day, which shall be equal to the product of the VWAP multiplied by (one (1) minus the Primary Discount Rate); provided that, notwithstanding the actual VWAP for any given Trading Day, (i) in respect of any Minimum Obligated Amount, the price used as the VWAP for the foregoing formula in respect of such Trading Day shall not be less than the Threshold Price and (ii) in respect of any Supplemental Amount (or portion thereof), the price used as the VWAP for the foregoing formula in respect of such Trading Day shall not be less than the Supplemental Threshold Price.

“Registration Statement” means the registration statement on Form S-3, Commission File Number 333-151654, filed on June 13, 2008  by the Company with the Commission under the Securities Act for the registration of Common Stock, as such Registration Statement may be amended and supplemented from time to time (including pursuant to Rule 424(b) under the Securities Act), including all documents filed as part thereof or incorporated by reference therein, and including all information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act.

“Reverse Split” means any reverse stock split, stock combination or other similar action taken by the Company that reduces the number of shares of Common Stock outstanding and simultaneously increases the price per share therefor, proportionately.

“Securities Act” the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Settlement Date” shall have the meaning specified in Section 3.5.

“Shares” means the shares of Common Stock of the Company that are and/or may be purchased hereunder.

“SOXA” shall have the meaning specified in Section 4.6.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

“Supplemental Amount” means funds that the Company may request in connection with a Draw Down that would be in addition to the Minimum Obligated Amount, which, when aggregated with all other amounts drawn by the Company (including such Minimum Obligated Amount) shall not exceed the Aggregate Commitment Amount.

“Supplemental Threshold Price” means, in respect of a Draw Down Pricing Period and a Supplemental Amount requested by the Company therefor, a price specified by the Company, in its sole discretion, in the applicable Draw Down Notice.

“Threshold Price” means, in respect of a Draw Down Pricing Period, either (i) 90% of the closing price of the Common Stock on the Trading Day immediately preceding the first Trading Day of such Draw Down Pricing Period or (ii) a price specified by the Company, in its sole discretion, in the applicable Draw Down Notice, provided that under no circumstances may the Threshold Price be less than $0.20 per share.

“Trading Day” means any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

“VWAP” means the volume weighted average price (the aggregate sales price of all trades of Common Stock during each Trading Day divided by the total number of shares of Common Stock traded during such Trading Day) of the Common Stock during any Trading Day as reported by Bloomberg, L.P. using the AQR function, or another mutually agreed recognized reporting platform.

“Warrant” shall have the meaning set forth in the recitals of this Agreement.

“Warrant Shares” means the shares of Common Stock issuable to the Investor upon exercise of the Warrant.

ARTICLE II
PURCHASE AND SALE OF COMMON STOCK

Section 2.1          Purchase and Sale of Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Company shall to the extent it elects to make Draw Downs in accordance with Article III hereof, issue and sell to the Investor and the Investor shall purchase Common Stock from the Company for an aggregate (in Draw Down Amounts) of up to the Maximum Commitment Amount, consisting of purchases based on Draw Downs in accordance with Article III hereof.

Section 2.2          Closing.  In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down.  The execution and delivery of this Agreement (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 at 5:00 p.m. local time on June 11, 2010, or at such other time and place (including, without limitation, by way of facsimile exchange of executed documents from different locations) or on such date as the Investor and the Company may agree upon (the “Closing Date”).  Each party shall deliver at or prior to the Closing all documents, instruments and writings required to be delivered at the Closing by such party pursuant to this Agreement.

Section 2.3          Warrant.  On the Closing Date, the Company shall issue and deliver the Warrant to the Investor.  For sake of clarity, in the event that neither a registration statement nor an exemption from registration is available, there is no circumstance that requires the Company to effect a net cash settlement of the Warrant.

Section 2.4          Blackout Shares.  The Company shall issue and deliver any Blackout Amount or issue and deliver any Blackout Shares to the Investor in accordance with Section 8.2(b) hereof.

ARTICLE III
DRAW DOWN TERMS

Subject to the satisfaction of the conditions hereinafter set forth in this Agreement, the parties agree as follows:

Section 3.1          Draw Down Notice.  During the Commitment Period, the Company may, in its sole discretion, issue a Draw Down Notice (as hereinafter defined) which shall specify the dollar amount the Company desires to raise from the Investor from the sale of Common Stock hereunder (each such capital raising transaction, a “Draw Down”), including the Minimum Obligated Amount and any Supplemental Amount.  The Company shall inform the Investor in writing by sending a duly completed notice in the form of Exhibit B hereto (each, a “Draw Down Notice”) by e-mail to the addresses set forth in Section 10.4, with a copy to the Investor’s counsel, as to such Draw Down Amount before commencement of trading on the first Trading Day of the related Draw Down Pricing Period.  In addition to the Draw Down Amount, each Draw Down Notice shall designate the first Trading Day of the Draw Down Pricing Period, the Threshold Price, the Supplemental Threshold Price (if any) and the allocation of Minimum Obligated Amount and Supplemental Amount (if any).  Each Draw Down Notice shall be accompanied by a certificate (substantially in the form of Exhibit C hereof), signed by the Chief Executive Officer or Chief Financial Officer, dated as of the date of such Draw Down Notice.

Section 3.2          Supplemental Amount.  In the event that the Company chooses to request a Supplemental Amount in connection with a Draw Down, such request shall be deemed to be an option granted by the Company to the Investor to purchase additional Shares (i.e., in addition to the Shares purchased in respect of the Minimum Obligated Amount) for an amount up to the Supplemental Amount.  The Investor may exercise all or any portion of this option for any Trading Day during the Draw Down Pricing Period, and purchase Shares in respect of all or any portion of the Supplemental Amount, at a price per share equal to the Purchase Price.  For any Trading Day during the applicable Draw Down Pricing Period for which the Investor exercises its option, it shall notify the Company in writing not later than 6:59 A.M. EST on the Trading Day immediately following the Trading Day for which such purchase is effectively made.  Such notice to the Company, substantially in the form of Exhibit D hereof, shall specify the aggregate dollar amount for the purchase, the Purchase Price and the resulting number of Shares to be purchased in respect of the Supplemental Amount requested.  Any portion of a Supplemental Amount remaining unexercised after 8:00 P.M. EST on the final Trading Day of a Draw Down Pricing Period shall automatically expire, terminate and be of no further force or effect.

Section 3.3          Number of Shares.  The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the number of shares issuable for each Trading Day of the Draw Down Pricing Period.  Subject to Section 3.7(b), the number of Shares issuable for a Trading Day during a Draw Down Pricing Period shall be equal to the sum of the quotients of MOA divided by PP [(MOA)/PP] plus SA divided by SAPP [(SA)/SAPP] , where MOA is equal to one eighth (1/8th) of the Minimum Obligated Amount, SA is equal to the Supplemental Amount (or portion thereof) exercised by the Investor in respect of such Trading Day, PP is equal to the Purchase Price in respect of such Trading Day and SAPP is equal to the Supplemental Amount Purchase Price in respect of such Trading Day.

Section 3.4          Limitation on Draw Downs.  Only one Draw Down shall be permitted for each Draw Down Pricing Period.

Section 3.5          Trading Cushion.  Unless the parties agree in writing otherwise, there shall be a minimum of three (3) Trading Days between the expiration of any Draw Down Pricing Period and the beginning of the next succeeding Draw Down Pricing Period.

Section 3.6          Settlement.  The number of Shares purchased by the Investor in any Draw Down shall be determined and settled on two separate dates. Shares purchased by the Investor in respect of the first four Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the sixth (6th) Trading Day of such Draw Down Pricing Period.  Shares purchased by the Investor in respect of the second (2nd) four (4) Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the second (2nd) Trading Day after the last Trading Day of such Draw Down Pricing Period.  Each date on which settlement of the purchase and sale of Shares occurs hereunder being referred to as a “Settlement Date.”  The Investor shall provide the Company with delivery instructions for the Shares to be issued at each Settlement Date at least two Trading Days in advance of such Settlement Date.  The number of Shares actually issued shall be rounded down to the nearest whole number of Shares.

Section 3.7           Delivery of Shares; Payment of Draw Down Amount.

(a)           On each Settlement Date, the Company shall deliver the Shares purchased by the Investor to the Investor or its designee(s) via DTC’s Deposit/Withdrawal at Custodian (DWAC) system, and the Investor shall cause payment therefor to be made to the Company’s designated account by wire transfer of immediately available funds, if the Shares are received by the Investor no later than 12:00 P.M. EST, or next day available funds, if the Shares are received thereafter.  Upon the written request of the Company, the Investor will cause its banker to confirm to the Company that the Investor has provided irrevocable instructions to cause payment for the Shares to be made as set forth above, upon confirmation by such banker that the Shares have been delivered through the DTC in unrestricted form.

(b)           (i) for each Trading Day during a Draw Down Pricing Period on which the VWAP is less than the Threshold Price, such Trading Day shall be disregarded in calculating the number of Shares to be issued in respect of the Minimum Obligated Amount for such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the Minimum Obligated Amount specified in the Draw Down Notice; provided, however, that the Investor may purchase Shares in respect of such Trading Day and Minimum Obligated Amount of up to one eighth (1/8th) of such Minimum Obligated Amount for a Purchase Price determined using a VWAP equal to the Threshold Price; (ii) if trading in the Company’s Common Stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during trading hours on the Principal Market on any Trading Day during a Draw Down Pricing Period, such Trading Day shall be disregarded in calculating the number of Shares to be issued in respect of the Minimum Obligated Amount for such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the Minimum Obligated Amount specified in the Draw Down Notice; provided, however, that the Investor may purchase Shares in respect of such Trading Day and Minimum Obligated Amount of up to one eighth (1/8th) of such Minimum Obligated Amount and (iii) for each Trading Day during a Draw Down Pricing Period for which the Company has specified a Supplemental Amount, but the VWAP is less than the Supplemental Threshold Price, the Investor may purchase Shares in respect of such Supplemental Amount (or portion thereof) in consideration for payment to the Company of an amount per Share equal to the Purchase Price, determined using a VWAP equal to the Supplemental Threshold Price.  For the avoidance of doubt, any Trading Day that is disregarded for the purposes of calculating the number of Shares to be issued in respect of a Minimum Obligated Amount in accordance with (i) and (ii) above shall only reduce such number of Shares by one eighth (1/8th) of the Minimum Obligated Amount, notwithstanding that such Trading Day may be so disregarded for the reasons specified in both (i) and (ii).

(c)           In the event that the Investor chooses to purchase Shares in respect of a Trading Day which would otherwise not be issued and sold on the basis of one of the reasons set forth in Section 3.7(b) above, the Investor shall notify the Company in writing not later than 8 A.M. EST on the Trading Day immediately following such Trading Day.

Section 3.8           Failure to Deliver Shares.

(a)           If on any Settlement Date, the Company fails to take all actions within its reasonable control to cause the delivery of the Shares purchased by the Investor, and such failure is not cured within two (2) Trading Days following such Settlement Date (such period, the “Cure Period”), the Company shall pay to the Investor on demand in cash by wire transfer of immediately available funds to an account designated by the Investor, as liquidated damages for such failure and not as a penalty, an amount equal to two percent (2.0%) of the payment required to be paid by the Investor on such Settlement Date (i.e., the Draw Down Amount).  If on or prior to the 70th day following the Settlement Date, the Investor shall notify the Company of the Make Whole Amount, the Company shall pay to the Investor on demand in cash by wire transfer of immediately available funds the difference, if positive, between the Make Whole Amount and the amount paid to Investor as liquidated damages pursuant to the foregoing sentence.  If the Company shall fail to make timely payment of the Make Whole Amount within two (2) Trading Days following demand therefor from the Investor as herein provided, as liquidated damages for such failure and not as a penalty, in addition to the Make Whole Amount, the Company shall pay to the Investor an additional two percent (2.0%) for each 30-day period (prorated for such periods less than 30 days) following the date of such demand from the Investor, until the Make Whole Amount shall have been paid in full to the Investor.  As used herein, the Make Whole Amount shall be an amount equal to the sum of (i) the Draw Down Amount actually paid by the Investor in respect of such Shares plus (ii) an amount equal to the actual loss suffered by the Investor in respect of sales to subsequent purchasers, pursuant to transactions entered into before the Settlement Date, of the Shares that were required to be delivered by the Company on such Settlement Date, which shall be based upon documentation reasonably satisfactory to the Company demonstrating the difference (if greater than zero) between (A) the price per share paid by the Investor to purchase such number of shares of Common Stock necessary for the Investor to meet its share delivery obligations to such subsequent purchasers minus (B) the average Draw Down Discount Price during the applicable Draw Down Pricing Period in respect of such Settlement Date.

(b)           Notwithstanding the foregoing,  in the event that the Company is prevented from delivering Shares in respect of any such Settlement Date in a timely manner by any fact or circumstance that is not reasonably within the control of, or directly attributable to, the Company, or is otherwise reasonably within the control of, or directly attributable to, the Investor, then the Cure Period shall be automatically extended until such time as such fact or circumstance is cured.  For the purposes of this Section 3.8 facts or circumstances that are reasonably within the control of the Company include such facts and circumstances solely attributable to acts or omissions of the Company, its officers, directors, employees, agents and representatives, including, without limitation, any transfer agent(s) and/or accountant(s) engaged by the Company in connection with the Company’s performance of its obligations hereunder.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company pays the Make Whole Amount in respect of any Settlement Date in accordance with this Section 3.8, such payment shall be the Investor’s sole remedy in respect of the Company’s failure to deliver Shares in respect of such Settlement Date, and the Company shall not be obligated to deliver such Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Investor:

Section 4.1          Organization, Good Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Except as set forth in the Commission Documents (as defined below), as of the date hereof, the Company does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity, other than any wholly-owned subsidiary that is not “significant” within the meaning of Regulation S-X promulgated by the Commission.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.2          Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Warrant and to issue the Shares, the Warrant and the Warrant Shares; (ii) the execution and delivery of this Agreement and the execution, issuance and delivery of the Warrant, by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required (other than as contemplated by Section 6.4); and (iii) this Agreement has been duly executed and delivered, and the Warrant has been duly executed, issued and delivered, by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or indemnification or by other equitable principles of general application (including any limitation of equitable remedies).

Section 4.3          Capitalization.  The authorized capital stock of the Company and the shares thereof issued and outstanding are set forth in the Commission Documents as of the date specified therein.  All of the outstanding shares of the Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable.  Except as set forth in this Agreement, as described in the Commission Documents or as disclosed on a schedule (the “Disclosure Schedule”) previously delivered to the Investor, as of December 31, 2009, no shares of Common Stock were entitled to preemptive rights or registration rights and there were no outstanding options, warrants, scrip, rights issued by the Company to subscribe to, call or commitments of any character whatsoever issued by the Company relating to, or securities or rights convertible into or exchangeable for or giving any right to subscribe for, any shares of capital stock of the Company, except for stock options issued by the Company to its employees, directors and consultants.  Except as set forth in this Agreement, the Commission Documents, or as previously disclosed to the Investor in the Disclosure Schedule, as of December 31, 2009, there were no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company.  Except as described in the Commission Documents or as previously disclosed to the Investor in the Disclosure Schedule, as of the date hereof the Company is not a party to any agreement granting registration rights to any Person with respect to any of its equity or debt securities.  Except as set forth in the Commission Documents or as previously disclosed to the Investor in the Disclosure Schedule, as of the date hereof the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.  The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued during the twelve month period immediately prior to the Closing complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto that would reasonably be expected to have a Material Adverse Effect.  The Company has furnished or made available to the Investor true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof (the “Charter”), and the Company’s Amended and Restated Bylaws, as in effect on the date hereof (the “Bylaws”).

Section 4.4          Issuance of Shares.  Subject to Section 6.4, the Shares, the Warrant and the Warrant Shares have been, and any Blackout Shares will be, duly authorized by all necessary corporate action (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Charter) and, when issued and paid for in accordance with the terms of this Agreement and the Warrant, and subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the Shares and the Warrant Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.

Section 4.5          No Conflicts.  The execution, delivery and performance of this Agreement, the Warrant and any other document or instrument contemplated hereby or thereby, by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and shall not in any material respect: (i) result in the violation of any provision of the Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party and that has not been waived where such default or conflict would constitute a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound which would constitute a Material Adverse Effect, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound where such violation would constitute a Material Adverse Effect, or (v) require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is a party or to which any of its assets, operations or management may be bound where the failure to obtain any such consent would constitute a Material Adverse Effect.  The Company is not required under applicable federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Warrant, or issue and sell the Shares or the Warrant Shares or the Blackout Shares (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Charter) in accordance with the terms hereof and thereof (other than any filings that the Company may be required to make with the Commission, the FINRA/NASDAQ or state securities commissions subsequent to the Closing, and, any registration statement (including any amendment or supplement thereto) or any other filing or consent which may be filed pursuant to this Agreement or the Warrant); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.6           Commission Documents, Financial Statements.

(a)           The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and since December 31, 2009 the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, and, for the purpose of determining the Company’s compliance with Section 7.1 hereof, any such reports, schedules, forms, statements and other documents filed with the Commission and publicly available after the date hereof but on or prior to the applicable Condition Satisfaction Date, including filings incorporated by reference, being referred to herein as the “Commission Documents”).  Except as previously disclosed to the Investor in writing or as disclosed in a publicly-available press release of the Company, since December 31, 2009, the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market.  The Company has made available (including through the Commission’s EDGAR filing system (together with the successor interactive data filing system, “IDEA”)) to the Investor true and complete copies of the Commission Documents filed with the Commission since December 31, 2009 and prior to the Closing Date.  The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.  As of the date it was filed with the Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder then-applicable to such document, and, as of the date it was filed with the Commission, after giving effect to the information disclosed and incorporated by reference therein, to the Company’s Knowledge such Annual Report on Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, to the Company’s Knowledge the financial statements, together with the related notes and schedules thereto, of the Company included in the Commission Documents filed with the Commission since December 31, 2009 complied as to form in all material respects with all then-applicable accounting requirements and the published rules and regulations of the Commission or other then-applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)           The Company has timely filed with the Commission and made available to the Investor via IDEA or otherwise all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”)) with respect to all relevant Commission Documents.  The Company is in compliance in all material respects with the provisions of SOXA applicable to it as of the date hereof.  The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  As used in this Section 4.6(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Commission.

Section 4.7          No Material Adverse Change.  Except as disclosed in the Commission Documents, as previously disclosed to the Investor in the Disclosure Schedule or as disclosed in a publicly available press release of the Company, since December 31, 2009 no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.8          No Undisclosed Liabilities.  To the Company’s Knowledge, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its subsidiaries respective businesses since December 31, 2009 or which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

Section 4.9          No Undisclosed Events or Circumstances.  To the Company’s Knowledge, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect.

Section 4.10        Actions Pending.  There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth in the Commission Documents or in the Disclosure Schedule, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets, or to the Knowledge of the Company involving any officers or directors, in their capacity as officers or directors, of the Company or any of its subsidiaries, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit, that would be reasonably expected to have a Material Adverse Effect.  Except as set forth in the Commission Documents or as previously disclosed to the Investor in writing, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.

Section 4.11        Compliance with Law.  The business of the Company and its subsidiaries has been and is presently being conducted in accordance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Commission Documents, each of the Company and its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 4.12         Operation of Business.

(a)           The Company or one or more of its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including, without limitation, the United States Food and Drug Administration (“FDA”), necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or as otherwise disclosed in the Commission Documents.  The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses and all applicable FDA rules and regulations, guidelines and policies, and all applicable rules and regulations, guidelines and policies of any governmental authority exercising authority comparable to that of the FDA (including to the extent applicable any non-governmental authority whose approval or authorization is required under foreign law comparable to that administered by the FDA), except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or as otherwise disclosed in the Commission Documents.  To the Knowledge of the Company, all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or as otherwise disclosed in the Commission Documents.  As to each product that is subject to FDA regulation or similar legal provisions in any foreign jurisdiction that is developed, manufactured, tested, packaged, labeled, marketed, sold, distributed and/or commercialized by the Company or any of its Subsidiaries, each such product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed and/or commercialized in compliance with all applicable requirements of the FDA (and to the extent applicable any non-governmental authority whose approval or authorization is required under foreign law comparable to that administered by the FDA), except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or as otherwise disclosed in the Commission Documents.  Except as set forth in the Commission Documents or the Registration Statement, neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses or relating to a potential violation of, failure to comply with, or request to produce additional information under, any FDA rules and regulations, guidelines or policies which, if the subject of any unfavorable decision, ruling or finding, individually or in the aggregate, would have a Material Adverse Effect.

(b)           The Company or one or more of its Subsidiaries owns or possesses adequate patents, patent rights, licenses, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, logos, copyrights and other intellectual property, including, without limitation, all of the intellectual property described in the Commission Documents as being owned or licensed by the Company (collectively, “Intellectual Property”), necessary to carry on the business now operated by it, except where the failure to own or possess such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  Except as set forth in the Commission Documents, there are no actions, suits or judicial proceedings pending, or to the Company’s Knowledge threatened in writing, relating to patents or proprietary information to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is subject, and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which could render any Intellectual Property invalid or inadequate to protect the interest of the Company and its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)           All material clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has participated that are described in the Commission Documents, or the results of which are referred to in the Commission Documents, if any, are the only clinical trials currently being conducted by or on behalf of the Company and its Subsidiaries.  All such clinical trials conducted, supervised or monitored by, or on behalf of, the Company or any of its Subsidiaries, to the Knowledge of the Company, have been conducted in all material respects in compliance with all applicable federal, state, local and foreign laws, and the regulations and requirements of any applicable governmental entity, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  Except as set forth in the Commission Documents, neither the Company nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other governmental agency requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated that are described in the Commission Documents, if any, or the results of which are referred to in the Commission Documents.  To the Knowledge of the Company, all clinical trials previously conducted by, or on behalf of, the Company or any of its Subsidiaries while conducted by or on behalf of the Company or any of its Subsidiaries, were conducted in all material respects in compliance with all then-applicable federal, state, local and foreign laws, and the regulations and requirements of any applicable governmental entity, including, but not limited to, FDA good clinical practice and good laboratory practice requirements, except as set forth in the Commission Documents.

Section 4.13        Certain Fees.  Except as expressly set forth in this Agreement, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

Section 4.14        Disclosure.  To the Company’s Knowledge, neither this Agreement nor any other documents, certificates or instruments furnished to the Investor by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 4.15        Material Non-Public Information.  Except for this Agreement and the transactions contemplated hereby and the Disclosure Schedule, neither the Company nor its employees have disclosed to the Investor, any material non-public information that, according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

Section 4.16        Acknowledgment Regarding Investor’s Purchase of Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 5.1          Organization and Standing of the Investor.  The Investor is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

Section 5.2          Authorization and Power.  The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Shares, any Blackout Shares, the Warrant and the Warrant Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement and the Warrant by Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor, its Board of Directors or stockholders is required.  This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor’s rights and remedies or indemnification or by other equitable principles of general application (including any limitation of equitable remedies).

Section 5.3          No Conflicts.  The execution, delivery and performance of this Agreement, the Warrant and any other document or instrument contemplated hereby, by the Investor and the consummation of the transactions contemplated hereby and thereby do not (i) violate any provision of the Investor’s charter documents or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Investor under any agreement or any commitment to which the Investor is a party or by which the Investor is bound or by which any of its respective properties or assets are bound, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor are bound or affected, or (v) require the consent of any third-party that has not been obtained pursuant to any material contract to which Investor is subject or to which any of its assets, operations or management may be subject.  The Investor is not required under applicable federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase or acquire the Shares, the Warrant, the Warrant Shares or any Blackout Shares in accordance with the terms hereof, provided that, for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

Section 5.4          Financial Capability.  The Investor has the financial capability to perform all of its obligations under this Agreement, including the capability to purchase the Shares, the Warrant, the Warrant Shares and any Blackout Shares in accordance with the terms hereof.  The Investor has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock and the Warrant.  The Investor is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  The Investor is a “sophisticated investor” as described in Rule 506(b)(2)(ii) of Regulation D.  The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

Section 5.5          Information.  The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares, any Blackout Shares, the Warrant and the Warrant Shares which have been requested by the Investor.  The Investor has reviewed or received copies of the Commission Documents.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares, any Blackout Shares, the Warrant and the Warrant Shares.  The Investor understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 5.6          Trading Restrictions.  The Investor covenants that during the Commitment Period, neither the Investor nor any of its affiliates nor any entity managed or controlled by the Investor will (i) enter into or execute or cause or assist any Person to enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO, or any successor regulation, promulgated by the Commission under the Exchange Act) of any securities of the Company, and that the Investor and its affiliates shall comply with all other applicable securities laws (including Regulation M), provided, however, that, for the avoidance of doubt, the Investor may sell during any Draw Down Pricing Period up to that number of shares of Common Stock that it is unconditionally entitled to purchase and receive from the Company in respect of such Draw Down Pricing Period in compliance with applicable securities laws.

Section 5.7          Not an Affiliate.  The Investor is not an officer, director or “affiliate” (as defined in Rule 405 of the Securities Act) of the Company.

Section 5.8          Prospectus Delivery.  The Investor agrees that unless the Shares, the Warrant Shares or any Blackout Shares are eligible for resale pursuant to all the conditions of Rule 144, it will resell the Shares, the Warrant Shares and any Blackout Shares only pursuant to the Registration Statement, in a manner described under the caption “Plan of Distribution” in the Registration Statement, and in a manner in compliance with all applicable securities laws, including, without limitation, any applicable prospectus delivery requirements of the Securities Act and the insider trading restrictions of the Exchange Act; provided that in no event shall the Company be under any obligation to the Investor to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the last Settlement Date with respect to such Draw Down.

ARTICLE VI
COVENANTS OF THE COMPANY

The Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its permitted assignees (as defined herein):

Section 6.1          Securities Compliance.  The Company shall notify the Commission and the Principal Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and the Warrant Shares and the Blackout Shares, if any, to the Investor.  Each Commission Document to be filed with the Commission after the Closing Date and incorporated by reference in the Registration Statement and Prospectus, when such document becomes effective or is filed with the Commission, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.2          Reservation of Common Stock.  As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights and other similar contractual rights of stockholders, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Shares in connection with all Draw Downs contemplated hereunder and the Warrant Shares.  The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder, or as otherwise agreed by the parties in writing.

Section 6.3          Registration and Listing.  During the Commitment Period, the Company shall use commercially reasonable efforts to: (i) take all action necessary to cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, (ii) comply in all material respects with its reporting and filing obligations under the Exchange Act, (iii) prevent the termination or suspension of such registration, or the termination or suspension of its reporting and filing obligations under the Exchange Act or Securities Act (except as expressly permitted herein).  The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock and the listing of the Shares purchased by Investor hereunder on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the FINRA and the Principal Market.  The Company will not be required to carry out any action pursuant to this Agreement or the Warrant that would adversely impact the listing of the Company’s securities on the Principal Market, which Principal Market may be changed by the Company in the future in the Company’s discretion.

Section 6.4           Compliance with Laws.

(a)           The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, neither the Company nor any of its officers, directors or affiliates will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company, in each case in contravention of applicable laws, rules, regulations or orders.

(b)           Without the consent of its stockholders in accordance with FINRA rules and regulations and the rules and regulations of the NASDAQ Capital Market and the Principal Market (if different), the Company will not be obligated to issue, and the Investor will not be obligated to purchase, any Shares or Blackout Shares which would otherwise result in the issuance under this Agreement and the Warrant of Shares, Warrant Shares and Blackout Shares (collectively) representing more than the applicable percentage under the rules of the FINRA, NASDAQ Capital Market and Principal Market (if different), including, without limitation, NASDAQ Listing Rule 5635(d), that would require stockholder approval of the issuance thereof.  Nothing herein shall compel the Company to seek such consent of its stockholders.  In addition, the Company will not be obligated to issue, and the Investor will not be obligated to purchase, any Shares, Warrant Shares or Blackout Shares if as a result of the acquisition of such Shares and/or Warrant Shares and/or Blackout Shares, the Company would be required to file any notification or report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Nothing herein shall compel the Company to file such notification and report forms.

Section 6.5          Other Financing.  Nothing in this Agreement shall be construed to restrict the right of the Company to offer, sell and/or issue securities of any kind whatsoever, provided such transaction is not a Prohibited Transaction (as defined below) (any such transaction that is not a Prohibited Transaction is referred to in this Agreement as a “Permitted Transaction”).  Without limiting the generality of the preceding sentence, the Company may, without the prior written consent of the Investor, (i) establish stock option, stock purchase, stock bonus or other equity incentive or award plans or agreements (for directors, employees, consultants and/or advisors), and issue securities thereunder, and amend such plans or agreements, including increasing the number of shares available thereunder, (ii) issue equity securities to finance, or otherwise in connection with, the acquisition, license or sale of one or more other companies, equipment, technologies or lines of business, (iii) issue shares of Common Stock and/or other securities in connection with the Company’s option, equity incentive or award plans, stock purchase plans, stock bonus programs, rights plans, warrants or options, (iv) issue shares of Common Stock and/or other securities in connection with the acquisition, license or sale of products, licenses, equipment or other assets and strategic collaborations, partnerships, joint ventures or similar transactions; (v) issue shares of Common and/or other securities to employees, consultants and/or advisors as consideration for services rendered or to be rendered, (vi) issue and sell equity or debt securities in a public offering, (vii) issue and sell any equity or debt securities in a private placement (other than in connection with any Prohibited Transaction), (viii) issue equity securities to equipment lessors, equipment vendors, banks or similar lending institutions in connection with leases or loans, or in connection with strategic, commercial or licensing transactions, including without limitation in connection with the Company’s current  loan, or any future strategic, commercial or licensing transactions with, PharmaBio Development, Inc., (ix) issue securities in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company and (x) issue shares of Common Stock to the Investor under any other agreement entered into between the Investor and the Company.

Section 6.6          Prohibited Transactions.  Except as set forth on Schedule 6.6 of the Disclosure Schedule and except as permitted by Section 6.5, during the term of this Agreement, the Company shall not enter into any Prohibited Transaction without the prior written consent of the Investor, which consent may be withheld at the sole discretion of the Investor.  For the purposes of this Agreement, the term “Prohibited Transaction” shall refer to the issuance by the Company of any “future priced securities,” which shall mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line or other committed equity financing, including, without limitation, any financing that is substantially similar to the financing provided for under this Agreement, provided that any future issuance by the Company of (i) a convertible security (“Convertible Security”) that (A) contains provisions that adjust the conversion price of such Convertible Security in the event of stock splits, dividends, distributions, reclassifications or similar events or pursuant to anti-dilution provisions or (B) is issued in connection with the Company obtaining debt financing to support  research and development activities where the issuance of Convertible Securities is conditioned upon or otherwise related to the Company meeting certain defined development milestones, (ii) securities in a registered direct public offering or an unregistered private placement where the price per share of such securities is fixed concurrently with the execution of definitive documentation relating to the offering or placement, as applicable and (iii) securities issued in connection with a secured debt financing, shall not be a Prohibited Transaction.

Section 6.7          Corporate Existence.  The Company shall take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.8          Non-Disclosure of Non-Public Information.  Subject to Section 6.9 below, except as otherwise expressly provided in this Agreement or the Warrant, none of the Company, its officers, directors, employees nor agents shall disclose material non-public information to the Investor, its advisors or representatives.

Section 6.9          Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down.  The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or the Prospectus related to the offer, issuance and sale of the Shares and the Warrant Shares hereunder: (i) receipt of any request for material additional information by the Commission or any other federal or state governmental authority or for amendments or supplements to the Registration Statement or the Prospectus during the period of effectiveness of the Registration Statement; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of any capital securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.  If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.  The Company shall not be required to disclose to the Investor the substance or specific reasons of any of the events set forth in clauses (i) through (iii) of the first sentence of this Section 6.9, only that the event has occurred.  The Company shall not request a Draw Down during the continuation of any of the foregoing events.

Section 6.10        Amendments to the Registration Statement.  The Company shall not file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus (to the extent related to the sale of Shares hereunder) of which the Investor shall not have been previously or be simultaneously advised; provided, however, that the Company may, to the extent it deems advisable, and without the prior consent of or notice to the Investor, supplement the Prospectus within two (2) Trading Days following the Settlement Date for each Draw Down solely to reflect the issuance of Shares with respect to such Draw Down; and provided further that the Company need not advise the Investor regarding any supplement the purpose of which is to update the Registration Statement and the Prospectus to include information the Company has previously filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and (b) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales of the Shares by the Investor, if the Company files any information, documents or reports that are incorporated by reference in the Registration Statement pursuant to the Exchange Act, the Company shall, if requested in writing by the Investor, deliver a copy of such information, documents or reports to the Investor promptly following such filing to the extent such information, documents or reports are not available on the Commission’s IDEA filing system.

Section 6.11        Prospectus Delivery.  From time to time for such period as in the reasonable opinion of counsel for the Investor a prospectus is required by the Securities Act to be delivered in connection with sales by the Investor, the Company will expeditiously deliver to the Investor, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto related to sales by the Investor) as the Investor may reasonably request.  The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and state securities laws in connection with the offering and sale of the Shares and the Warrant Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares and the Warrant Shares.  Notwithstanding the foregoing, in no event shall the Company be under any obligation to the Investor to supplement the Prospectus to reflect the issuance of any Shares pursuant to a Draw Down at any time prior to the day following the last Settlement Date with respect to such Draw Down.

ARTICLE VII
CONDITIONS TO THE OBLIGATION OF THE INVESTOR
TO ACCEPT A DRAW DOWN

The obligation of the Investor hereunder to accept a Draw Down Notice and to acquire and pay for the Shares in accordance therewith is subject to the satisfaction or waiver, at each Condition Satisfaction Date, of each of the conditions set forth below.  Other than those conditions set forth in Section 7.12, which are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion, the conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion.  As used in this Agreement, the term “Condition Satisfaction Date” shall mean, with respect to each Draw Down, the date on which the applicable Draw Down Notice is delivered to the Investor and each Settlement Date.

Section 7.1          Accuracy of the Company’s Representations and Warranties.  Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are expressly made as of a particular date.

Section 7.2          Performance by the Company.  The Company shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the Warrant to be performed, satisfied or complied with by the Company on or prior to the applicable Condition Satisfaction Date.

Section 7.3          Compliance with Law.  The Company shall have complied in all respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except for any failures to so comply which would not be reasonably expected to have a Material Adverse Effect.

Section 7.4          Effective Registration Statement.  The Registration Statement shall have previously become effective and shall remain effective and (i) neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the Commission’s concerns have been addressed and the Investor is reasonably satisfied that the Commission no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or the Prospectus shall exist.

Section 7.5          No Knowledge.  The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the Registration Statement with respect to the sale of the Shares to be suspended or otherwise ineffective (which event is reasonably likely to occur within eight Trading Days following the Trading Day on which a Draw Down Notice is delivered) as of the Settlement Date.

Section 7.6          No Suspension.  Trading in the Company’s Common Stock shall not have been suspended by the Commission, the Principal Market or the FINRA and trading in securities generally as reported on the Principal Market shall not have been suspended or limited as of the Condition Satisfaction Date.

Section 7.7          No Injunction.  No statute, rule, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, endorsed or, to the Knowledge of the Company, threatened by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement.

Section 7.8          No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company no inquiry or investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary, seeking to enjoin, prevent or change the transactions contemplated by this Agreement, or seeking material damages in connection with such transactions, except for any action, suit or proceeding that would not reasonably be expected to have a Material Adverse Effect.

Section 7.9          Sufficient Shares Registered for Sale.  The Company shall have sufficient Shares, calculated using the Closing Price of the Common Stock as of the Trading Day immediately preceding the applicable Draw Down Notice, registered under the Registration Statement to issue and sell such Shares in accordance with such Draw Down Notice.

Section 7.10        Payment of Fees and Expenses.  The Company shall be current on any and all invoices submitted to the Company in respect of fees and expenses of the Investor provided for in Section 10.1 hereof, except for such fees, or portion thereof, that the Company disputes in good faith, provided that such invoices were submitted to the Company not less than twenty (20) Trading Days prior to delivery of the applicable Draw Down Notice.

Section 7.11        Opinion of Counsel.  Prior to receipt of the first Draw Down Notice, the Investor shall have received an opinion of counsel to the Company mutually agreed upon between the parties.

Section 7.12        Accuracy of Investor’s Representations and Warranties.  The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are expressly made as of a particular date.

ARTICLE VIII
TERMINATION

Section 8.1          Term.  Unless otherwise terminated in accordance with Section 8.2 below, this Agreement shall terminate upon the earlier to occur of (i) the expiration of the Commitment Period or (ii) the issuance of Shares pursuant to this Agreement in an amount equal to the Maximum Commitment Amount.

Section 8.2           Other Termination; Blackout Periods.

(a)           The Investor may terminate this Agreement upon (x) one (1) Trading Day’s notice if the Company enters into any Prohibited Transaction as set forth in Section 6.6 without the Investor’s prior written consent, or (y) one (1) Trading Day’s notice if the Investor provides written notice of a Material Adverse Effect to the Company, and such Material Adverse Effect continues for a period of ten (10) Trading Days after the receipt by the Company of such notice.

(b)           The Company may terminate this Agreement upon one (1) Trading Day’s notice; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.2(c) during any Draw Down Pricing Period; provided further, that, in the event of any termination of this Agreement by the Company pursuant to this Section 8.2(c), so long as the Investor owns Shares purchased hereunder, unless all of such shares of Common Stock may be sold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144(b) (or any similar provision then in effect) under the Securities Act, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective, or voluntarily delist the Common Stock from, the Principal Market without listing the Common Stock on another Principal Market.

(c)           Each of the parties hereto may terminate this Agreement upon one (1) Trading Day’s notice if the other party has breached a material representation, warranty or covenant to this Agreement and such breach is not remedied within ten (10) Trading Days after notice of such breach is delivered to the breaching party.

(d)           If, in the good faith judgment of the Company, following consultation with legal counsel, it would be detrimental to the Company or its stockholders for sales of securities of the Company to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose or incorporate by reference in the Registration Statement and which the Company has not disclosed, or which disclosure would be premature or otherwise inadvisable at such time or would have a Material Adverse Effect on the Company or its stockholders, or (ii) a filing of a Company-initiated registration of any class of its equity securities would adversely affect or require premature disclosure of such material development or potential material development (the Company’s notice thereof, a “Blackout Notice”), the Company shall have the right to suspend use of such Registration Statement for a period of not more than thirty (30) days (any such deferral or suspension period, a “Blackout Period”).  The Investor acknowledges that it would be seriously detrimental to the Company and its stockholders for the Registration Statement to remain in effect during a Blackout Period and therefore essential to suspend the use thereof during such Blackout Period and agrees to cease any disposition of the Shares under the Registration Statement during such Blackout Period.  The Company may not exercise any of its rights under this section to suspend the effectiveness of the Registration Statement more than six (6) times in any twelve (12) month period.  In the event that, within five (5) Trading Days following any Settlement Date, the Company gives a Blackout Notice to the Investor and the VWAP on the Trading Day immediately preceding such Blackout Period (“Old VWAP”) is greater than the VWAP on the first Trading Day following such Blackout Period that the Investor may sell its Shares pursuant to an effective Registration Statement (“New VWAP”), then the Company shall pay to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, the “Blackout Amount.”  For the purposes of this Agreement, Blackout Amount means the product of (i) the number of Shares purchased by the Investor pursuant to the most recent Draw Down and actually held by the Investor (and not otherwise sold, hypothecated or transferred) immediately prior to the Blackout Period and (ii) the result, if greater than zero, obtained by subtracting the New VWAP from the Old VWAP; provided, however, that no Blackout Amount shall be payable in respect of Shares (x) that are otherwise freely tradable by the Investor, including under Rule 144, during the Blackout Period or (y) if the Company offers to repurchase from the Investor such Shares for a per share purchase price equal to the VWAP on the Trading Day immediately preceding the day on which any such Blackout Period began.  For any Blackout Period in respect of which a Blackout Amount becomes due and payable, rather than paying the Blackout Amount, the Company may at its sole discretion, issue to the Investor shares of Common Stock with an aggregate market value determined as of the first Trading Day following such Blackout Period equal to the Blackout Amount (“Blackout Shares”).

Section 8.3          Effect of Termination.  In the event of termination by the Company or the Investor, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party.  If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.13.  Nothing in this Section 8.3 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement occurring prior to such termination, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement arising prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.1           Indemnification.

(a)           Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.2, the Company agrees to indemnify, defend and hold harmless the Investor and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Investor Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement (except as otherwise specifically provided) by the Company in this Agreement; provided, however, that the Company shall not be liable under this Article IX to an Investor Indemnified Party to the extent that such Damages resulted or arose from the breach by an Investor Indemnified Party of any representation, warranty, covenant or agreement of an Investor Indemnified Party contained in this Agreement, or the negligence, recklessness, willful misconduct or bad faith of an Investor Indemnified Party.  The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Investor agrees to use commercially reasonable efforts to recover or to cause any Investor Indemnified Party to recover).  Accordingly, the amount which the Company is required to pay to any Investor Indemnified Party hereunder (a “Company Indemnity Payment”) will be reduced by any insurance proceeds actually recovered by or on behalf of any Investor Indemnified Party in reduction of the related Damages.  In addition, if an Investor Indemnified Party receives a Company Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Investor will pay, or will cause such other Investor Indemnified Party to pay, to the Company an amount equal to the Company Indemnity Payment received less the amount of the Company Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Company Indemnity Payment was made.

(b)           Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.2, the Investor agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Company Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Investor in this Agreement; provided, however, that the Investor shall not be liable under this Article IX to a Company Indemnified Party to the extent that such Damages resulted or arose from the breach by a Company Indemnified Party of any representation, warranty, covenant or agreement of a Company Indemnified Party contained in this Agreement or the negligence, recklessness, willful misconduct or bad faith of a Company Indemnified Party.  The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Company agrees to use commercially reasonable efforts to recover or to cause any Company Indemnified Party to recover).  Accordingly, the amount which the Investor is required to pay to any Company Indemnified Party hereunder (an “Investor Indemnity Payment”) will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of any Company Indemnified Party in reduction of the related Damages.  In addition, if a Company Indemnified Party receives an Investor Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Company Indemnified Party will pay, or will cause such other Company Indemnified Party to pay, to the Investor an amount equal to the Investor Indemnity Payment received less the amount of the Investor Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Investor Indemnity Payment was made.

Section 9.2          Notification of Claims for Indemnification.  Each party entitled to indemnification under this Article IX (an “Indemnified Party”) shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the party obligated to indemnify such Indemnified Party under this Article IX (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof.  Any such notice shall describe the claim in reasonable detail.  The failure of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article IX or (b) under this Article IX unless, and only to the extent that, such failure results in the Indemnifying Party’s forfeiture of substantive rights or defenses or the Indemnifying Party is prejudiced by such delay.  The procedures listed below shall govern the procedures for the handling of indemnification claims.

(a)           Any claim for indemnification for Damages that do not result from a Third Party Claim as defined in the following paragraph, shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment as set forth in Section 9.1.  If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement.

(b)           If an Indemnified Party shall receive notice or otherwise learn of the assertion by a person or entity not a party to this Agreement of any threatened legal action or claim (collectively a “Third Party Claim”), with respect to which an Indemnifying Party may be obligated to provide indemnification, the Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim.

(c)           An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise) at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party (or sooner if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions.  If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement.  In case any such Third Party Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.  Notwithstanding the foregoing, in any Third Party Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more significant defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in such circumstances the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for such reasonable fees and expenses of such counsel incurred in any such Third Party Claim, as such expenses are incurred, provided that the Indemnified Parties agree to repay such amounts if it is ultimately determined that the Indemnifying Party was not obligated to provide indemnification under this Article IX.  The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim.  The Indemnifying Party shall not be liable for any settlement of a claim effected against an Indemnified Party without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article IX shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

ARTICLE X
MISCELLANEOUS

Section 10.1         Fees and Expenses.

(a)           Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall be solely responsible for (i) all reasonable attorneys fees and expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Agreement and the Warrant, and review of the Registration Statement, and in connection with any amendments and modifications to this Agreement, (ii) subject in all cases to Section 10.1(b) hereof, all reasonable fees and expenses incurred in connection with the Investor’s enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses, (iii) as compensation for all other ongoing due diligence, legal and transaction expenses of the Investor during the term of this Agreement, a fee equal to 1.85% of the gross proceeds of each individual Draw Down (which amount may be deducted from the aggregate purchase price paid in respect of such Draw Down); provided that for any calendar quarter during which the Company elects not to deliver a Draw Down Notice hereunder, the Company shall pay to the Investor a fee equal to $15,000, and (iv) all stamp or other similar taxes and duties, if any, levied in connection with issuance of the Shares pursuant hereto; provided, however, that the maximum aggregate amount payable by the Company pursuant to clause (i) above shall be $45,000 and the Investor shall bear all fees and expenses described in clause (i) above in excess of $45,000.  For the avoidance of doubt, payment of the fee specified in clause (iii) of the foregoing sentence shall be the sole obligation of the Company with respect to such expenses of the Investor.

(b)           If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Warrant, the prevailing party shall be entitled to reasonable fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.2        Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P., any successor thereto, or any mutually agreed upon trading platform, provided that the Closing Price shall be reported by the Principal Market.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 10.3        Brokerage.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.  The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any Persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 10.4        Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith, in each case with a copy to the e-mail address set forth beside the facsimile number for the addressee below.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:

Discovery Laboratories, Inc.
2600 Kelley Road, Suite 100
Warrington, Pennsylvania 18976
Facsimile: 215-488-9557
Attention: Deputy General Counsel
Email: mtempleton@DiscoveryLabs.com

with a copy (which shall not constitute notice) to:

Sonnenschein, Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY  10020-1089
Facsimile: 212 768 6800
Attention: Ira L. Kotel, Esq.
Email: ikotel@sonnenschein.com

if to the Investor:

Kingsbridge Capital Limited
Attention: Mr. Antony Gardner-Hillman
P.O. Box 1075
Elizabeth House
9 Castle Street
St. Helier
Jersey
JE42QP
Channel Islands
Telephone: 011-44-1534-636-041
Facsimile: 011-44-1534-636-042
Email: admin@kingsbridgecap.com; and adamgurney@kingsbridgecap.com with a copy (which shall not constitute notice) to:

Kingsbridge Corporate Services Limited
Kingsbridge House
New Abbey
Kilcullen, County Kildare
Republic of Ireland
Telephone: 011-353-45-481-811
Facsimile: 011-353-45-482-003
Email: adamgurney@kingsbridge.ie; theabrowne@kingsbridge.ie; and pwhelan@kingsbridge.ie and another copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 806-9238
Attention: Keith M. Andruschak, Esq. — kandruschak@stroock.com

Either party hereto may from time to time change its contact information for notices under this Section by giving at least ten (10) days’ prior written notice of such changed contact information to the other party hereto.

Section 10.5        Assignment.  Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person without the prior written consent of the other party, and any purported assignment without such consent shall be void ab initio.

Section 10.6        Amendment; No Waiver.  No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement and the Warrant.  Except as expressly provided in this Agreement and the Warrant, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.  The failure of either party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

Section 10.7        Entire Agreement.  This Agreement and the Warrant set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof.

Section 10.8        Title and Subtitles.  The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.9        Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

Section 10.10      Choice of Law.  This Agreement shall be construed under the laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

Section 10.11       Specific Enforcement, Consent to Jurisdiction.

(a)           The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

(b)           Each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 10.12 shall affect or limit any right to serve process in any other manner permitted by law.

Section 10.12      Survival.  The representations and warranties of the Company and the Investor contained in Articles IV and V and the covenants contained in Article V and Article VI shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII and Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

Section 10.13      Publicity.  Except as otherwise required by applicable law or regulation, or Nasdaq rule or judicial process, prior to the Closing, neither the Company nor the Investor shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement.  In the event the Company is required by law, regulation, Nasdaq rule or judicial process, based upon reasonable advice of the Company’s counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company shall consult with the Investor on the form and substance of such press release, statement or announcement.  Promptly after the Closing, each party may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided that, prior to issuing any such press release, making any such public statement or announcement, the party wishing to make such release, statement or announcement consults and cooperates in good faith with the other party in order to formulate such press release, public statement or announcement in form and substance reasonably acceptable to both parties.

Section 10.14      Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.  Notwithstanding the foregoing, if the severance of such provision materially changes the economic benefits of this Agreement, as reformed, to either party as such benefits are anticipated as of the date hereof, then such party may terminate this Agreement on five (5) Trading Days prior written notice to the other party.

Section 10.15      Further Assurances.  From and after the date of this Agreement, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first written.

KINGSBRIDGE CAPITAL LIMITED

By:	/s/ Antony Gardner-Hillman
Antony Gardner-Hillman
Director

DISCOVERY LABORATORIES, INC.

By:	/s/ John G. Cooper
John G. Cooper
Executive Vice President and Chief Financial Officer

[Signature Page to Common Stock Purchase Agreement]

Exhibit A

Form of Warrant

Exhibit B

Form of Draw Down Notice

Kingsbridge Capital Limited
Attention: Mr. Tony Hillman
P.O. Box 1075
Elizabeth House
9 Castle Street
St. Helier
Jersey
JE42QP
Channel Islands
Facsimile: 011-44-1534-636-042
Email: admin@kingsbridgecap.com; and adamgurney@kingsbridgecap.com

Kingsbridge Corporate Services Limited
Kingsbridge House
New Abbey
Kilcullen, County Kildare
Republic of Ireland
Facsimile: 011-353-45-482-003
Email: adamgurney@kingsbridge.ie; theabrowne@kingsbridge.ie and pwhelan@kingsbridge.ie

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 806-5400
Attention: Keith M. Andruschak, Esq. – kandruschak@stroock.com

Reference is hereby made to that certain Common Stock Purchase Agreement dated as of June __, 2010 (the “Agreement”) by and between Discovery Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands (the “Investor”).  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

In accordance with and pursuant to Section 3.1 of the Agreement, the Company hereby issues this Draw Down Notice to the Investor pursuant to the terms set forth below.

First Trading Day of Draw Down Pricing Period: __________, 20[_];

Minimum Obligated Amount:	$_______________

(determined using First Methodology/ Second Methodology (PLEASE CIRCLE ONE));

Threshold Price:	$_______________.

Supplemental Amount:	$_______________;

Supplemental Threshold Price:	$_______________

Enclosed with this Draw Down Notice is an executed copy of the Officer’s Certificate described in Section 3.1 of the Agreement, the base form of which is attached to such Agreement as Exhibit C.

Exhibit C

Form of Officer’s Certificate

I, [NAME OF OFFICER], do hereby certify to Kingsbridge Capital Limited (the “Investor”), with respect to the common stock of Discovery Laboratories, Inc. (the “Company”) issuable in connection with the Draw Down Notice, dated _______________ (the “Notice”) attached hereto and delivered pursuant to Article III of the Common Stock Purchase Agreement, dated June __, 2010 (the “Agreement”), by and between the Company and the Investor, as follows (capitalized terms used but undefined herein have the meanings given to such terms in the Agreement):

I am the duly elected [OFFICER] of the Company.

The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof (except for such representations and warranties that are made as of a particular date).

The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the date hereof related to the Notice and has satisfied each of the conditions to the obligation of the Investor set forth in Article VII of the Agreement.

The Registration Statement is currently effective with the Commission for the sale of Shares to the Investor.

Assuming the accuracy of the representations and agreements of the Investor contained in Section 5.10 of the Agreement, the Shares issuable in respect of the Notice will be delivered via book entry through the DTC to an account designated by the Investor.

The undersigned has executed this Certificate this _____ day of, 20[_].

Name:
Title:

Exhibit D

Form of Supplemental Amount Exercise Notice

Discovery Laboratories, Inc.
2600 Kelley Road, Suite 100
Warrington, Pennsylvania 18976
Facsimile: 215-488-9557
Attention: Deputy General Counsel

Reference is hereby made to that certain Common Stock Purchase Agreement, dated as of June [__], 2010 (the “Agreement”), by and between Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands (the “Investor”), and Discovery Laboratories, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Company”).  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

In connection with that certain Draw Down Notice, dated _________ (the “Notice”), the undersigned duly authorized representative of the Investor hereby notifies the Company in accordance with Section 3.2 of the Agreement that the Investor shall fund the Supplemental Amount (or portion thereof) specified in the Notice as follows:

Trading Day of Exercise:	____________________

Supplemental Amount (or portion thereof):	$___________________

Purchase Price:	$___________________

Number of Shares:	____________________

The Shares issuable for such Supplemental Amount (or portion thereof) shall be issued and paid for in connection with the next Settlement Date.

Name:
Title: